Exhibit 99.4

Customers and Partners,

On April 28, 2016, Oracle announced that it has entered into a definitive agreement to acquire Textura, a leading provider of construction contracts and payment management cloud services. The proposed transaction is expected to close in 2016. Until the transaction closes, Oracle and Textura will continue to operate independently.

Textura’s cloud services process $3.4 billion in payments for over 6,000 projects each month, helping keep projects on time and under budget while reducing risk for developers, contractors and subcontractors. Textura offers its cloud services in a consumption model preferred by the engineering and construction industry whereby the companies involved pay based on project activity. Further, usage of Textura’s cloud services creates a network effect that benefits all participants as more than 85,000 general and subcontractors are connected to the platform.

Oracle Primavera offers a complete suite of cloud solutions for project, cost, time and risk management. The Oracle Primavera flagship products have been completely re-architected for the Cloud, and the result is a set of cloud services that are growing rapidly as construction and engineering companies embrace digital transformation. Together, Oracle Primavera and Textura will form the Oracle Engineering and Construction Global Business Unit offering a comprehensive cloud-based project control and execution platform that manages all phases of engineering and construction projects.

Oracle is committed to protecting and enhancing customer investments in Textura’s solutions. By combining Textura with Oracle Primavera to form the Oracle Engineering and Construction Global Business Unit, Textura management and employees will maintain their focus on serving customers. Oracle’s industry organizations maintain unique domain knowledge, specialized expertise and focused product investments, which currently includes more than 22,000 Oracle employees and over $700 million in annual R&D spend. This model has proven highly successful across several industries, and we look forward to bringing these same benefits to the customers of Textura.

For more information, please visit www.oracle.com/textura.

Thank you for your continued support.

Regards,

Mike Sicilia

Senior Vice President and General Manager

Oracle Engineering and Construction Global Business Unit

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Textura, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Textura, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Textura, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Textura may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Textura.

In addition, please refer to the documents that Oracle and Textura, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Textura’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor Textura is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing Textura product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of Textura’s product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by Textura or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Textura. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Textura, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Textura will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Textura are urged to read these documents when they become available because they will contain important information that holders of Textura securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Textura at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Textura file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or Textura at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and Textura’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.